EXHIBIT 10.7

First Amendment

To

Employment Agreement

WHEREAS, SAS Software, Inc. (to which ANSYS, Inc., a Delaware corporation (the “Company”) is successor by operation of law) and SAS Acquisition Corp., a Delaware corporation (to which the Company is successor by operation of law) entered into an Employment Agreement with Peter J. Smith (the “Executive”) as of the 28th day of March 1994 (the “Agreement”); and

WHEREAS, the Company and the Executive each desire to amend the Agreement in order to reflect the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”);

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree to amend the Agreement as follows:

1. All references to “Acquisition” and “Software” in the Agreement shall be changed to refer solely to the Company.

2. Section 6(e) is hereby amended to add the following to the end of such paragraph:

“The payments made to Executive under clause (i) (above) shall commence on the Company’s first payroll date following the Executive’s termination of employment and, solely for purposes of Section 409A, each such installment payment is considered a separate payment. In addition, the Executive shall be required to submit any reimbursement request under clause (iii) (above) within thirty (30) days after the date of termination and the Company shall make such reimbursement payments to the Executive within thirty (30) days after such request.”

2. Section 6(f) is hereby amended by deleting the second and third sentences of such paragraph and replacing it with the following:

“For purposes of Section 6(f), a “constructive termination” by the Company shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material diminution in the Executive’s Base Salary; (iii) a material change in the geographic location at which the Executive provides services to the Company; or (iv) the material breach of this Agreement by the Company. “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “constructive termination” condition has occurred; (ii) the Executive notifies the Company in writing of the occurrence of the constructive termination condition within sixty (60) days of the occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than ninety (90) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the constructive condition continues to exist; and (v) the Executive terminates his employment within sixty (60) days after the end of the Cure Period.”

3. Section 6 is hereby amended by adding the following new subsection (g) to the end of such Section:

“(g) Section 409A. Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A, the Company determines that the Executive is a “specified Executive” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

The parties intend that this Agreement will be administered in accordance with Section 409A. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, such Section.”

9. Except as amended herein, the terms of the Agreement shall remain in full force and effect.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this First Amendment to Employment Agreement under seal as of the 6th day of November, 2008.

COMPANY:

ANSYS, INC.

By:	/s/ John F. Smith
Name: John F. Smith Title: Chairman of the Compensation Committee

EXECUTIVE:

/s/ Peter J. Smith
Peter J. Smith